NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 23, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 12, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen California Select Tax-Free Income Portfolio and Nuveen Select Tax-Free Income Portfolio became effective on January 12, 2026. Each share of Beneficial Interest of Nuveen California Select Tax-Free Income Portfolio held will be converted into 0.94062786 of a Share of Beneficial Interest of Nuveen Select Tax-Free Income Portfolio, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 12, 2026.